Exhibit 99.1

WEX Inc. Reports First Quarter 2018 Financial Results

Total Revenue for the Quarter Increased 22%

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--May 3, 2018--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended March 31, 2018.

First Quarter 2018 Financial Results

Total revenue for the first quarter of 2018 increased 22% to $354.8 million from $291.4 million for the first quarter of 2017. Of the $63 million increase in the quarter, only $9.0 million was the result of higher fuel prices.

Net income attributable to shareholders on a GAAP basis increased by $19.2 million to $48.6 million, or $1.12 per diluted share, compared with $29.4 million, or $0.68 per diluted share, for the first quarter of 2017. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $78.7 million for the first quarter of 2018, or $1.81 per diluted share, up 47% per diluted share from $52.9 million or $1.23 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

“I am pleased to report a strong start to the year, highlighted by top and bottom line results above our guidance range with strong contributions from each of our business segments,” said Melissa Smith, WEX’s president and chief executive officer. “We remain focused on our sustained ability to bring compelling new features and products to market, which is allowing us to continue to sign new customers, retain and grow our current base, and ultimately drive profitable growth.”

Smith continued, “In the first quarter, we built on our performance from last year, with our employees across the world focused on bringing future based solutions across many business-to-business markets through the use of technology, adding a number of impressive wins, and capitalizing on our organic growth opportunities. We look forward to carrying this momentum through 2018.”

First Quarter 2018 Performance Metrics

  Average number of vehicles serviced was approximately 11.5 million, an increase of 8% from the first quarter of 2017.
  Total fuel transactions processed increased 6% from the first quarter of 2017 to 131.8 million. Payment processing transactions increased 7% to 109.8 million.
  U.S. retail fuel price increased 16% to $2.78 per gallon from $2.40 per gallon in the first quarter of 2017.
  Travel and Corporate Solutions purchase volume grew 20% to $7.9 billion, from $6.6 billion in the first quarter of 2017.
  Health and Employee Benefit Solutions average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 26% to 10.8 million from 8.6 million in the first quarter of 2017.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and an indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the full year 2018, the Company expects revenue in the range of $1.435 billion to $1.475 billion and adjusted net income in the range of $337 million to $355 million, or $7.75 to $8.15 per diluted share.
  For the second quarter of 2018, WEX expects revenue in the range of $357 million to $367 million and adjusted net income in the range of $85 million to $90 million, or $1.96 to $2.06 per diluted share.

“Our first quarter performance reflects our sustained ability to drive growth. We are confident with our current position and will strive to identify additional opportunities for growth throughout the year, and drive scale through solid execution," said Roberto Simon, WEX's chief financial officer.

Second quarter 2018 guidance is based on an assumed average U.S. retail fuel price of $2.90 per gallon. Full year 2018 guidance is based on an assumed average U.S. retail fuel price of $2.80 per gallon. The fuel prices referenced above are based on the applicable NYMEX futures price. Our guidance assumes approximately 43.5 million shares outstanding for the second quarter and full year 2018.

The Company's guidance also assumes that second quarter 2018 fleet credit loss will range from 10 to 15 basis points and full year will range from 11 to 16 basis points.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on derivative instruments, net foreign currency remeasurement gains and losses and related derivatives, acquisition related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interest and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including but not limited to, foreign currency exchange rates, unrealized gains and losses on derivative instruments and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

As previously disclosed, beginning in the first quarter of 2018, the Company has modified the presentation of certain line items in its unaudited condensed consolidated statements of income. Under the new presentation, the Company will segregate costs of services from other operating expenses and has reclassified its operating expenses into functional categories in order to provide additional detail into the underlying drivers of changes in operating expenses and align its presentation with industry practice. There are no changes to the presentation of revenues, non-operating expenses or other statement of income captions. Additionally, the revised presentation does not result in a change to previously reported revenues, operating income, income before income taxes or net income. Amounts from the prior period have been recast to reflect the new presentation.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency translations and fuel prices for each of our reportable segments for the three months ended March 31, 2018 and 2017, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended March 31, 2018 and four preceding quarters. The Company is also providing selected segment revenue information for the three months ended March 31, 2018 and 2017 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, May 3, 2018, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 90476316. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX (NYSE:WEX) is a leading provider of payment processing and business solutions across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through more than 3,300 associates around the world. WEX fleet cards offer 11.5 million vehicles exceptional payment security and control; purchase volume in travel and corporate solutions grew to $7.9 billion; and the WEX Health financial technology platform helps 300,000 employers and more than 25 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; future growth opportunities; customer signings; profitability; technology advances; and, market expansion. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's failure to successfully operate and expand ExxonMobil's European and Asian commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2017, filed on Form 10-K with the Securities and Exchange Commission on March 1, 2018. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2018	2017
Revenues
Payment processing revenue	$168,454	$136,378
Account servicing revenue	78,704	61,539
Finance fee revenue	49,682	43,372
Other revenue	57,989	50,068
Total revenues	354,829	291,357
Cost of services
Processing costs	79,640	64,334
Service fees	12,326	17,600
Provision for credit losses	13,990	12,231
Operating interest	8,485	4,893
Depreciation and amortization	20,450	17,384
Total cost of services	134,891	116,442
General and administrative	55,309	42,151
Sales and marketing	56,541	40,158
Depreciation and amortization	29,726	31,854
Operating income	78,362	60,752
Financing interest expense	(27,337)	(27,148)
Net foreign currency gain	390	8,442
Net unrealized gains on interest rate swap agreements	13,508	1,565
Income before income taxes	64,923	43,611
Income taxes	15,589	14,535
Net income	49,334	29,076
Less: Net income (loss) from non–controlling interest	701	(325)
Net income attributable to shareholders	$48,633	$29,401

Net income attributable to WEX Inc. per share:
Basic	$1.13	$0.69
Diluted	$1.12	$0.68
Weighted average common shares outstanding:
Basic	43,049	42,871
Diluted	43,450	43,119

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$373,169	$508,072
Restricted cash	26,716	18,866
Accounts receivable (net of allowances of $31,443 in 2018 and $30,207 in 2017)	2,770,399	2,517,980
Securitized accounts receivable, restricted	170,327	150,235
Prepaid expenses and other current assets	80,598	69,413
Total current assets	3,421,209	3,264,566
Property, equipment and capitalized software (net of accumulated depreciation of $279,693 in 2018 and $264,928 in 2017)	162,968	163,908
Goodwill	1,876,922	1,876,132
Other intangible assets (net of accumulated amortization of $427,812 in 2018 and $392,827 in 2017)	1,119,768	1,154,047
Investment securities	23,049	23,358
Deferred income taxes, net	6,914	7,752
Other assets	144,790	253,088
Total assets	$6,755,620	$6,742,851
Liabilities and Stockholders’ Equity
Accounts payable	$947,317	$811,362
Accrued expenses	298,179	315,346
Short-term deposits	778,858	986,989
Short-term debt, net	300,710	397,218
Other current liabilities	31,825	24,795
Total current liabilities	2,356,889	2,535,710
Long-term debt, net	2,132,283	2,027,752
Long-term deposits	330,043	306,865
Deferred income taxes, net	132,442	119,283
Other liabilities	33,774	32,683
Total liabilities	4,985,431	5,022,293
Commitments and contingencies
Stockholders’ Equity
Common Stock $0.01 par value; 175,000 shares authorized; 47,500 shares issued in 2018 and 47,352 in 2017; 43,072 shares outstanding in 2018 and 43,022 in 2017	475	473
Additional paid-in capital	567,038	569,319
Retained earnings	1,453,957	1,404,683
Accumulated other comprehensive loss	(89,150)	(90,795)
Treasury stock at cost; 4,428 shares in 2018 and 2017	(172,342)	(172,342)
Total WEX Inc. stockholders' equity	1,759,978	1,711,338
Non-controlling interest	10,211	9,220
Total stockholders’ equity	1,770,189	1,720,558
Total liabilities and stockholders’ equity	$6,755,620	$6,742,851

Exhibit 1
Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018		2017
		per diluted share		per diluted share
Net income attributable to shareholders	$48,633	$1.12	$29,401	$0.68
Unrealized gains on derivative instruments	(13,508)	(0.31)	(1,565)	(0.04)
Net foreign currency remeasurement gains	(390)	(0.01)	(8,442)	(0.20)
Acquisition–related intangible amortization	35,236	0.81	37,978	0.88
Other acquisition and divestiture related items	637	0.01	2,136	0.05
Stock–based compensation	8,955	0.21	6,457	0.15
Restructuring and other costs	5,671	0.13	1,747	0.04
Debt restructuring and debt issuance cost amortization	6,692	0.15	1,954	0.05
ANI adjustments attributable to non–controlling interest	(352)	(0.01)	(799)	(0.02)
Tax related items	(12,893)	(0.30)	(15,979)	(0.37)
Adjusted net income attributable to shareholders	$78,681	$1.81	$52,888	$1.23

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on derivatives, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interest and certain tax related items.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (“GAAP”), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers this measure integral because it excludes the above-specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments, including interest rate swap agreements, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these derivative contracts.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In prior periods not reflected above, the Company has adjusted for goodwill impairments, acquisition-related asset impairments and gains and losses on divestitures. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring and other costs are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business.

  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interest have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results
(in thousands)
(unaudited)
			Travel and Corporate		Health and Employee
	Fleet Solutions		Solutions		Benefit Solutions		Total WEX Inc.
	Three months ended March 31,
	2018	2017	2018	2017	2018	2017	2018	2017
Reported revenue	$230,365	$190,823	$66,779	$47,713	$57,685	$52,821	$354,829	$291,357
FX impact (favorable) / unfavorable	(2,975)	—	(1,432)	—	218	—	(4,189)	—
PPG impact (favorable) / unfavorable	(8,968)	—	—	—	—	—	(8,968)	—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

Segment Estimated Earnings Impact
(in thousands)
(unaudited)
			Travel and Corporate		Health and Employee
	Fleet Solutions		Solutions		Benefit Solutions
	Three months ended March 31,
	2018	2017	2018	2017	2018	2017
FX impact (favorable) / unfavorable	$(754)	$—	$(761)	$—	$64	$—
PPG impact (favorable) / unfavorable	$(6,155)	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX, revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interest and applicable taxes.

Exhibit 3
Selected Non-Financial Metrics[1]
(unaudited)
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Fleet Solutions:
Payment processing transactions (000s)	109,827	108,767	110,047	108,134	102,765
Payment processing gallons of fuel (000s)	2,877,303	2,877,971	2,905,700	2,907,875	2,775,590
Average US fuel price (US$ / gallon)	$2.78	$2.68	$2.51	$2.41	$2.40
Payment processing $ of fuel (000s)	$8,438,143	$8,199,619	$7,688,750	$7,399,901	$7,080,117
Net payment processing rate	1.27%	1.18%	1.17%	1.18%	1.22%
Payment processing revenue (000s)	$106,978	$95,948	$90,270	$87,678	$86,262
Net late fee rate	0.41%	0.44%	0.42%	0.39%	0.42%
Late fee revenue (000s)	$34,657	$35,510	$32,077	$28,713	$29,463
Travel and Corporate Solutions:
Purchase volume (000s)	$7,940,543	$7,405,045	$8,662,533	$7,676,935	$6,599,797
Net interchange rate	0.56%	0.53%	0.51%	0.52%	0.53%
Payment solutions processing revenue (000s)	$44,777	$39,332	$44,177	$40,276	$34,875
Health and Employee Benefit Solutions:
Purchase volume (000s)	$1,503,400	$887,511	$955,652	$1,126,854	$1,347,219
Average number of SaaS accounts (000s)	10,826	9,774	9,566	8,934	8,576
[1]The Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("Topic 606") as of January 1, 2018, utilizing the modified retrospective method of transition. Impacted non-financial metrics have been updated prospectively.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate prior to January 1, 2018 represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less any discounts given to fleets or strategic relationships. With the adoption of Topic 606, effective January 1, 2018, net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less certain discounts given to customers and network payments.

Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all transactions that use WEX corporate card products and virtual card products.

Net interchange rate prior to January 1, 2018 represents the percentage of the dollar value of each transaction that WEX records as revenue, less any discounts given to customers or strategic relationships. With the adoption of Topic 606, effective January 1, 2018, net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Average number of Health and Employee Benefit Solutions accounts represents the number of active flexible spending, health savings and reimbursement accounts in the United States.

Exhibit 4
Segment Revenue Information
(in thousands)
(unaudited)
	Three months ended March 31,		Increase (decrease)
Fleet Solutions	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$106,978	$86,262	$20,716	24%
Account servicing revenue	42,210	36,069	6,141	17%
Finance fee revenue	43,604	36,429	7,175	20%
Other revenue	37,573	32,063	5,510	17%
Total revenues	$230,365	$190,823	$39,542	21%

	Three months ended March 31,		Increase (decrease)
Travel and Corporate Solutions	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$44,777	$34,875	$9,902	28%
Account servicing revenue	9,469	155	9,314	NM
Finance fee revenue	259	223	36	16%
Other revenue	12,274	12,460	(186)	(1)%
Total revenues	$66,779	$47,713	$19,066	40%

NM - Not meaningful

	Three months ended March 31,		Increase (decrease)
Health and Employee Benefit Solutions	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$16,699	$15,241	$1,458	10%
Account servicing revenue	27,025	25,315	1,710	7%
Finance fee revenue	5,819	6,720	(901)	(13)%
Other revenue	8,142	5,545	2,597	47%
Total revenues	$57,685	$52,821	$4,864	9%

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com